Exhibit 3.82

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

DELL FEDERAL SYSTEMS L.P.

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Dell Federal Systems L.P., a Texas limited partnership (the “Partnership”), is entered into as of April 18, 2013 by and among Dell Federal Systems GP L.L.C., a Delaware limited liability company, as the general partner (the “General Partner”), and the Persons named as limited partners on Schedule A (the “Limited Partners”) and any other Persons who shall in the future execute and deliver this Agreement as additional Partners pursuant to the provisions hereof. This Agreement revokes and replaces in their entirety any and all prior limited partnership agreements of the Partnership and any and all other agreements regarding any of the matters contained herein by and among the General Partner, the Limited Partners and any prior partners in the Partnership.

WHEREAS, the Partnership was formed pursuant to the provisions of the Texas Revised Limited Partnership Act pursuant to a Certificate of Limited Partnership dated July 14, 1999, as amended (the “Certificate”); and

WHEREAS, the General Partner and the Limited Partners desire to continue the Partnership for the purposes hereinafter set forth, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration for the foregoing, and of the covenants and agreements hereinafter set forth, it is hereby agreed as follows:

1.	CERTAIN DEFINITIONS

Unless the context otherwise specifies or requires, the terms defined in this Section 1 shall, for the purposes of this Agreement, have the meanings herein specified. Unless otherwise specified, all references herein to Sections or Schedules are to Sections of, or Schedules attached to, this Agreement.

Adjusted Basis: The basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in section 1011 of the Code.

Affiliate: (a) Any Person directly or indirectly owning, controlling, or holding power to vote ten percent (10%) or more of the outstanding voting securities of the Person in question; (b) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by the Person in question; (c) any Person directly or indirectly controlling, controlled by, or under common control with the Person in question; (d) if the Person in question is a corporation, any executive officer or director of the Person in question or of any corporation directly or indirectly controlling the Person in question; and (e) if the Person in question is a partnership, any general partner of such partnership. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Agreement: This Agreement of Limited Partnership, as it may be further amended or supplemented from time to time.

Book Tax Gain and Book Tax Loss: The amount of taxable gain or loss that would result from a Capital Transaction if the Adjusted Basis at the time of the Capital Transaction of the Partnership Assets with respect to which such Capital Transaction occurs were equal to the Carrying Value of such Partnership Assets at such time.

Capital Account: The capital account established and maintained for each Partner pursuant to Section 5.3.

Capital Contribution: Any property (including cash) contributed to the Partnership by or on behalf of a Partner.

Capital Transaction: (i) A transaction pursuant to which the Partnership borrows funds, receives Capital Contributions from a new Partner upon its admission to the Partnership, or receives a distribution from any partnership or joint venture in which the Partnership is a participant as a result of a capital transaction with respect to that partnership or joint venture; (ii) a sale, condemnation, exchange, abandonment casualty not followed by reconstruction, or other disposition, whether by foreclosure or otherwise, of Partnership Assets (other than a disposition of personal property that is, or is to be, replaced), or (iii) an insurance recovery with respect to Partnership Assets, or other transaction that, in accordance with generally accepted tax accounting principles, is considered capital in nature.

Carrying Value: (a) With respect to any asset contributed or deemed to be contributed to the Partnership or revalued on the Partnership’s books pursuant to Section 5.4(a), the fair market value of such asset at the time of contribution or revaluation (as determined by the Partners) reduced, but not below zero, by all deductions for depreciation, amortization, cost recovery, and expense in lieu of depreciation debited to the Capital Accounts of the Partners pursuant to Section 5.4(a) with respect to such asset since the time of contribution or last revaluation up to the time the Carrying Value is to be determined; and (b) with respect to any other asset of the Partnership, the Adjusted Basis of such asset as of the time the Carrying Value is to be determined.

Cash Flow: As defined in Section 6.1.

Certificate: The Certificate of Limited Partnership and any and all amendments thereto, filed on behalf of the Partnership with the Recording Office as required under the Texas Revised Limited Partnership Act or the TBOC, as applicable.

Code: The Internal Revenue Code of 1986, as in effect and hereafter amended, and, unless the context otherwise requires, applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

Excess Negative Balance: The negative balance, if any, in a Partner’s Capital Account as of the end of a Fiscal Year after crediting the Partner’s Capital Account for the amount of any negative balance in such Capital Account that the Partner is obligated to restore or is treated as obligated to restore pursuant to Regulations sections 1.704-1 (b)(2)(ii)(b)(3) and 1.704-1 (b)(2)(ii)(c) and the amount of such Partner’s share of the Partnership’s Minimum Gain, determined pursuant to Regulations sections 1.704-1T(b)(4)(iv)(f) and 1.704-1T(b)(4)(iv)(h)(5); and debiting the Partner’s Capital Account for any adjustment, allocation, or distribution described in paragraph (4), (5), or (6) of Regulations section 1.704-1 (b)(2)(ii)(d).

Fiscal Year: The fiscal year of the Partnership for financial accounting purposes, and for federal, state, and local income tax purposes shall be determined by the General Partner in accordance with Section 9.8.

General Partner: Dell Federal Systems GP L.L.C. or any other Person admitted to the Partnership as a general partner.

Limited Partner: Any Person named as a Limited Partner on Schedule A, as the same be amended from time to time.

Minimum Gain: The amount determined by computing, with respect to each Nonrecourse Debt of the Partnership, the amount of Book Tax Gain (of whatever character), if any, that the Partnership would realize if it disposed of (in a taxable transaction) the Partnership Assets subject to such Nonrecourse Debt in full satisfaction thereof and for no other consideration, and by then aggregating the amounts so computed. For purposes of computing the amount of Minimum Gain, (i) the Carrying Value of a Partnership Asset subject to two or more Nonrecourse Debts of equal priority shall be allocated among such Nonrecourse Debts in proportion to the outstanding principal balances of such Nonrecourse Debts; (ii) the Carrying Value of a Partnership Asset subject to two or more Nonrecourse Debts of unequal priority shall be allocated to the Nonrecourse Debts of an inferior priority (in accordance with (i) above) only to the extent of the excess, if any, of the Carrying Value of the Partnership Asset over the aggregate outstanding balance of the Nonrecourse Debts of superior priority; and (iii) only the portion of a Partnership Asset’s Carrying Value allocated to Nonrecourse Debts of the Partnership shall be used in computing the Minimum Gain.

Net Income and Net Loss: For any taxable period, (i) the gross income of the Partnership from all sources, other than any income or loss recognized with respect to a Terminating Capital Transaction during such period, as calculated for federal income tax purposes by the Partnership, plus (ii) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing gross income for federal income tax purposes, reduced by (iii) Depreciation (as defined below), further reduced by (iv) all other items of expense or deduction that are allowable as deductions to the Partnership under the Code for such period but excluding any item of expense or deduction attributable either to Depreciation or to a Terminating Capital Transaction, as calculated for federal income tax purposes by the Partnership, and further reduced by (v) any expenditures of the Partnership described in section 705(a)(2)(b) of the Code or treated as expenditures described in section 705(a)(2)(b) of the Code pursuant to Regulations section 1.704-1 (b)(2)(iv)(i), and not otherwise taken into account in computing taxable income. “Depreciation” means, for each taxable period, an amount equal to the depreciation, amortization, or other cost recovery deductions allowable with respect to Partnership Assets for such period for federal income tax purposes computed (using the same method used by the Partnership in computing depreciation, amortization, or other cost recovery deductions in preparing its federal income tax returns) as if the Adjusted Basis of such Partnership Assets were equal to their Carrying Values. All items of income, gain, loss, deduction, and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions of Section 6 shall be determined without regard to any election that may be made by the Partnership under Code section 754 except as expressly contemplated under Regulations section 1.704-1(b)(2)(iv)(m)(4); provided, however, that such allocations, once made, shall be adjusted as necessary to take into account those adjustments authorized under sections 734 and 743 of the Code.

Net Proceeds of a Capital Transaction: As defined in Section 6.1.

Nonrecourse Debt: Any liability that is considered nonrecourse for purposes of Regulations section 1.1001-2 (without regard to whether such liability is a recourse liability under Regulations section 1.752-1T(d)(2)) and any other liability for which the creditor’s right to repayment is limited to one or more of the assets of the Partnership (within the meaning of Regulations section 1.752-1T(d)(3)(ii)(b)(4)(ii).

Nonrecourse Liability: Any Nonrecourse Debt (or portion thereof) for which no Partner bears (or is deemed to bear) the economic risk of loss within the meaning of Regulations section 1.704-1T(b)(4)(iv)(k)(3).

Partner: A General Partner or a Limited Partner.

Partner Nonrecourse Debt: Any Nonrecourse Debt (or portion thereof) for which a Partner bears (or is deemed to bear) the economic risk of loss within the meaning of Regulations section 1.704-1T(b)(4)(iv)(k)(1).

Partnership: The limited partnership created by this Agreement.

Partnership Assets: All assets and property, whether tangible or intangible and whether real, personal, or mixed, at any time owned by or held for the benefit of the Partnership.

Partnership Interest: As to any Partner, all of the interest of that Partner in the Partnership, including, without limitation, such Partner’s (i) right to a distributive share of the income, gain, losses and deductions of the Partnership in accordance herewith, (ii) right to a distributive share of Partnership Assets, and (iii) rights, if a General Partner, with respect to the management of the business and affairs of the Partnership.

Percentage Interest: As defined in Section 6.1.

Person: Any individual, corporation, association, partnership, joint venture, trust, estate, or other entity or organization.

Recording Office: The office of the Secretary of State of the State of Texas.

Regulations: The regulations issued by the United States Department of the Treasury under the Code, as now in effect and as they may be amended from time to time, and any successor regulations.

Section 754 Election: An election under section 754 of the Code relating to the adjustment of the Adjusted Basis of Partnership Assets, as provided in sections 734 and 743 of the Code.

TBOC: The Texas Business Organizations Code, as amended to date and as it may be amended from time to time hereafter, and any successor thereto.

Terminating Capital Transaction: Any Capital Transaction involving all or substantially all of the then remaining Partnership Assets and/or any other transaction which will result in a dissolution of the Partnership.

Unrealized Gain: As to any Partnership Asset, the Book Tax Gain, if any, that would be realized if such Partnership Asset were sold for its fair market value on the date of determination.

Unrealized Loss: As to any Partnership Asset, the Book Tax Loss, if any, that would be realized if such Partnership Asset were sold for its fair market value on the date of determination.

Unrecovered Capital: As to any Partner, the aggregate Capital Contributions of such Partner reduced, as and when made, by the previous distributions to such Partner pursuant to Section 6.6(a)(i).

2.	FORMATION; NAME; PLACE OF BUSINESS

2.1.	Formation of Partnership; Certificate of Limited Partnership

The Partnership was formed on July 14, 1999 pursuant to the provisions of the Texas Revised Limited Partnership Act. The Partners hereby execute this Agreement for the purpose of continuing the existence of the Partnership, and establishing the rights, duties, and relationship of the Partners. If the laws of any jurisdiction in which the Partnership transacts business so require, the General Partner also shall file, with the appropriate office in that jurisdiction, a copy of the Certificate as filed with the Recording Office or any other documents necessary for the Partnership to qualify to transact business and to establish and maintain the Limited Partners’ limited liability under the TBOC. The Partners further agree and obligate themselves to execute, acknowledge, and cause to be filed for record, in the place or places and manner prescribed by law, any amendments to the Certificate as may be required, either by the TBOC, by the laws of a jurisdiction in which the Partnership transacts business, or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation, and operation of the Partnership as a limited partnership under the TBOC.

2.2.	Name of Partnership

The name under which the Partnership shall conduct its business is “Dell Federal Systems L.P.”. The business of the Partnership may be conducted under any other name permitted by the TBOC that is deemed necessary or desirable by the General Partner, in its sole and absolute discretion. The General Partner promptly shall execute, file, and record any assumed or fictitious name certificates required by the laws of the State of Texas or any state in which the Partnership conducts business and shall take such other action as the General Partner determines are required by the laws of the State of Texas, or any other state in which the Partnership conducts business, to use the name or names under which the Partnership conducts business.

2.3.	Place of Business

The principal place of business of the Partnership shall be located at One Dell Way, Round Rock, Texas 78682. The General Partner may hereafter change the principal place of business of the Partnership to such other place or places within the United States as the General Partner may from time to time determine, in its sole and absolute discretion, provided that the General

Partner shall give written notice thereof to the Limited Partners within 30 days after the effective date of any such change and, if necessary, shall amend the Certificate in accordance with the applicable requirements of the TBOC. The General Partner may, in its sole and absolute discretion, establish and maintain such other offices and additional places of business of the Partnership, either within or without the State of Texas, as it deems appropriate.

2.4.	Registered Office and Registered Agent

The street address of the registered office of the Partnership shall be 211 E. 7th Street, Suite 620, Austin, Texas 78701, and the Partnership’s registered agent at such address shall be Corporation Service Company.

3.	PURPOSES, BUSINESS AND POWERS OF PARTNERSHIP

3.1.	Purposes

The purposes of the Partnership shall be:

(a) to engage in any and all lawful business activities in which limited partnerships formed in the State of Texas may participate,

(b) to acquire, hold, own, operate, manage, maintain, improve, repair, replace, reconstruct, sell, or otherwise dispose of and otherwise use the Partnership Assets, and

(c) to enter into any lawful transaction and engage in any lawful activities in furtherance of the foregoing purposes.

3.2.	Business

The business of the Partnership shall be:

(a) to engage in any and all lawful business activities in which limited partnerships formed in the State of Texas may participate;

(b) to acquire, hold, own, operate, manage maintain, improve, repair, replace, reconstruct, sell, or otherwise dispose of and otherwise use the Partnership Assets, and

(c) to enter into any lawful transaction and engage in any lawful activities in furtherance of the purposes of the Partnership.

3.3.	Powers

The Partnership shall have the power to do any and all acts and things necessary, appropriate, advisable, or convenient for the furtherance and accomplishment of the purposes of the Partnership, including, without limitation, the following:

(a) to borrow (on a secured or unsecured basis) money and issue evidences of indebtedness, and to secure the same by mortgages, deeds of trust, security interests, pledges, or other liens on all or any part of the Partnership Assets;

(b) to secure and maintain insurance against liability or other loss with respect to the activities and assets of the Partnership (including, without limitation, insurance against liabilities under Section 7.8);

(c) to employ or retain such Persons as may be necessary or appropriate for the conduct of the Partnership’s business, including permanent, temporary, or part-time employees and independent attorneys, accountants, consultants, and contractors;

(d) to acquire, own, hold, maintain, use, lease, sublease, manage, operate, sell, exchange, transfer, or otherwise deal in assets and property as may be necessary or convenient for the purposes of the Partnership;

(e) to incur expenses and to enter into, guarantee, perform, and carry out contracts, agreements, leases, subleases, and commitments of any kind, to assume obligations, and to execute, deliver, acknowledge, and file documents in furtherance of the purposes of the Partnership;

(f) to pay, collect, compromise, arbitrate, litigate, or otherwise adjust, contest, or settle any and all claims or demands of or against the Partnership;

(g) to establish and maintain one or more bank accounts in the name of the Partnership at such banks as may be selected by the General Partner, to deposit in such account(s) the funds received from time to time by or on behalf of the Partnership, and to pay the debts, expenses, and obligations of the Partnership by checks drawn on such accounts and signed by the General Partner or by such other signatory as the General Partner shall designate;

(h) to invest in interest-bearing accounts and short-term investments, including, without limitation, obligations of federal, state, and local governments and their agencies, mutual funds (including money market funds), commercial paper, time deposits, and certificates of deposit of commercial banks, savings banks, or savings and loan associations; and

(i) to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the Partnership, so long as said activities and obligations may be lawfully engaged in or performed by a limited partnership under the TBOC.

4.	TERM OF PARTNERSHIP

4.1.	Term

The Partnership commenced on the date upon which the Certificate was duly filed with the Recording Office and shall continue unless dissolved, liquidated and terminated in accordance with the provisions of Section 12.

5.	CAPITAL

5.1.	Capital Contribution of the General Partner

(a) The General Partner has made a Capital Contribution in the amount set forth on Schedule A.

(b) The General Partner shall not be required to make any contributions to the capital of the Partnership other than as set forth in in Section 5.3 or in Section 5.5(b).

5.2.	Capital Contributions of the Limited Partners

(a) Each Limited Partner has made a Capital Contribution in the amount set forth opposite its name on Schedule A.

(b) The Limited Partners shall not be required to make any contributions to the capital of the Partnership other than as set forth in Section 5.3.

5.3.	Additional Contributions

(a) Payment of Additional Contributions. In the event that the General Partner, in its sole discretion, determines that the Partnership requires additional funds, the General Partner may require that such funds be contributed to the Partnership by the Partners as additional capital contributions (“Additional Contributions”) in amounts proportionate to the Partners’ respective Percentage Interests. The time for the payment of any Additional Contributions to the Partnership shall be determined by the General Partner.

(b) Failure to Make Required Additional Contributions; Security Agreement. If a Partner fails to make to the Partnership such Partner’s Additional Contribution as required pursuant to Section 5.3(a) (the “Non-Contributing Partner”), any other Partner, upon making its own required Additional Contribution, may (but is not required to), without prejudice to such other rights or remedies as may be available under applicable law, contribute to the Partnership an additional amount equal to the Non-Contributing Partner’s unpaid Additional Contribution. Thereupon, such contributing Partner (the “Contributing Partner”) shall hold such contribution as a loan to the Non-Contributing Partner to be due and payable ten (10) days after demand, and shall contribute the proceeds thereof to the Partnership to fund the Additional Contribution otherwise required to be made from such Non-Contributing Partner. Until said loan to the Non-Contributing Partner shall have been repaid together with interest at the rate equal to two (2) percentage points above the “Federal Short-Term Rate” as defined in Code section 1274(d)(1)(C)(i) or the maximum rate permitted under applicable law, whichever is less, calculated upon the outstanding principal balance of such loan (together with accrued interest thereon, compounded monthly) as of the first day of each month, all distributions of Cash Flow or Net Proceeds of a Capital Transaction otherwise to be made to such Non-Contributing Partner hereunder shall be distributed, for the Non-Contributing Partner’s account, to the Contributing Partner as a repayment of the loan to the Non-Contributing Partner (with all payments being applied first to interest and then to principal). In addition, if the Contributing Partner makes advances to the Partnership on behalf of a Non-Contributing Partner pursuant to this Section 5.3(b), then in order to secure the repayment to the Contributing Partner of such advances the Non-Contributing Partner hereby grants to the Contributing Partner a security interest in the Non-Contributing Partner’s Partnership Interest, including the Non-Contributing Partner’s right to receive distributions pursuant to Section 6. This Section 5.3(b) shall constitute a Security Agreement under the terms of the Uniform Commercial Code of Texas. At the request of any Contributing Partner that makes an advance pursuant to this Section 5.3(b), the Non-Contributing Partner shall execute such further security agreements, financing statements, or other appropriate documents in form suitable for recording where necessary as the Contributing Partner may deem reasonably necessary for perfecting the security interest granted hereby.

(c) No Release from Obligation. It is recognized that the making of any Additional Contributions by a Contributing Partner on behalf of a Non-Contributing Partner shall not relieve the Non-Contributing Partner from its obligation to made Additional Contributions to the Partnership and shall not hinder or prevent the enforcement of other remedies herein provided or provided by law.

5.4.	Capital Accounts

(a) A separate Capital Account shall be established and maintained for each Partner in all events in accordance with the rules of Treasury Regulation section 1.704-1(b)(2)(iv), as amended from time to time. In general, the Capital Account of each Partner shall be credited with:

(i) the amount of cash and the initial Carrying Value of any property (net of liabilities assumed by the Partnership and liabilities to which the contributed property is subject) contributed to the Partnership by such Partner, plus

(ii) all Net Income and Book Tax Gains of the Partnership computed in accordance with Section 5.4(b) allocated to such Partner pursuant to Sections 6.2(a), 6.3(a), and 6.7 (including for purposes of this Section 5.4(a) income and gain exempt from tax);

and shall be debited with the sum of:

(iii) all Net Losses, Book Tax Losses, and deductions of the Partnership computed in accordance with Section 5.4(b) and allocated to such Partner pursuant to Sections 6.2(b), 6.3(b), and 6.7,

(iv) such Partner’s distributive share of expenditures of the Partnership described in section 705(a)(2)(B) of the Code, and

(v) all cash and the fair market value of any property (net of liabilities assumed by such Partner and liabilities to which such property is subject) distributed by the Partnership to such Partner pursuant to Sections 6.5 and 6.6.

Any references in this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above.

(b) For purposes of computing the amount of any item of income, gain, deduction, or loss to be reflected in Capital Accounts, the determination, recognition, and classification of each such item shall be the same as its determination, recognition, and classification for federal income tax purposes, provided that:

(i) any deductions for depreciation, cost recovery, amortization, or expense in lieu of depreciation attributable to a Partnership Asset, any gain or loss arising in connection with a Capital Transaction involving a Partnership Asset, and the Minimum Gain attributable to any Partnership Asset shall be determined as if the Adjusted Basis of such Partnership Asset were equal to its Carrying Value;

(ii) immediately prior to decreasing a Partner’s Capital Account to reflect any distribution of a Partnership Asset to such Partner (other than cash), all Partners’ Capital Accounts shall be adjusted to reflect the manner in which the Unrealized Gain or Unrealized Loss inherent in such Partnership Asset (that has not been reflected in the Capital Accounts previously) would be allocated among the Partners if there were a taxable disposition of such Partnership Asset for its fair market value (but not less than the amount of any Nonrecourse Debt secured by such Partnership Asset); and

(iii) adjustment to a Partner’s Capital Account in respect of Partnership income, gain, loss, deduction, and Code section 705(a)(2)(8) expenditures (as described in Regulations section 1.704-1(b)(2)(iv)(i)), or items thereof, shall be made with reference to the federal tax treatment of such items (and, in the case of book tax items, with reference to the federal tax treatment of the corresponding tax items) at the Partnership level, without regard to any required or elective tax treatment of such items at the Partner level.

(c) A Partner shall be considered to have only one Capital Account.

(d) The General Partner shall have the discretion to increase or decrease the Capital Account balances of the Partners to reflect a revaluation of Partnership Assets on the Partnership’s books to the extent required or permitted by the Regulations. Any such adjustments must be based on the fair market value of the Partnership Assets as determined by the Partners (provided that no Partnership Asset shall be valued at an amount less than any Nonrecourse Debt to which such Partnership Asset is subject on the date of adjustment) and must reflect the manner in which the Unrealized Gain or Unrealized Loss inherent in such Partnership Assets (that has not been reflected in a Capital Account previously) would be allocated among the Partners if there were a taxable disposition of such Partnership Assets for such fair market value on that date.

(e) Any transferee of a Partnership Interest shall succeed to the Capital Account relating to the Partnership Interest transferred.

(f) Any special basis adjustments resulting from an election by the Partnership pursuant to section 754 of the Code shall not be taken into account for any purpose in establishing and maintaining Capital Accounts for the Partners, except as provided in Regulations section 1.704-1(b)(2)(iv)(m).

(g) If any transfer of a Partner’s Partnership Interest causes a termination of the Partnership under section 708(b)(1)(B) of the Code, the Capital Account that carries over to the transferee Partner shall be adjusted in accordance with Regulations section 1.704-1(b)(2)(iv)(e) in connection with the constructive liquidation of the Partnership under Regulations section 1.708-1(b)(1)(iv). Moreover, the constructive reformation of the Partnership will be treated as the formation of a new Partnership, and the Capital Accounts of the Partners in such new Partnership will be determined and maintained accordingly taking into account, for example, the difference between the fair market value of the Partnership property and its Carrying Value on the date of such constructive reformation.

(h) The foregoing provisions of this Section 5.4 and any other provisions of the Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations section 1.704-1(b)(2)(iv) as it exists and as it subsequently may be amended, and they shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner determines, in its reasonable discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner upon dissolution of the Partnership.

5.5.	Negative Capital Accounts

(a) Except to the extent provided in Section 5.5(b), and except to the extent the Partners are required or elect to make contributions to the capital of the Partnership under Section 5.3, no Partner shall be required to pay to the Partnership or to any other Partner any deficit or negative balance which may exist from time to time in such Partner’s Capital Account.

(b) Notwithstanding the foregoing, if a General Partner shall have a deficit or negative balance in its Capital Account upon the liquidation of its Partnership Interest (within the meaning of Regulations section 1.704-1(b)(2)(ii)(g)) after taking into account all appropriate adjustments to its Capital Account for the Fiscal Year in which such liquidation occurs, such Partner shall be required within ninety (90) days of such Terminating Capital Transaction to pay the amount of such deficit or negative balance to the Partnership by the end of such Fiscal Year (or, if later, within 90 days after the date of such liquidation).

5.6.	No Interest on Capital Contributions Amounts in Capital Account

No Partner shall be entitled to receive any interest on its Capital Contributions or its outstanding Capital Account balance.

5.7.	Advances to Partnership

If any Partner shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, the making of such advances shall not result in any increase in the amount of such Partner’s Capital Account or entitle it to any increase in its Percentage Interest. The amounts of such advances shall be a debt of the Partnership to the Partner and shall be payable or collectible only out of the Partnership Assets in accordance with the terms and conditions upon which such advances are made. Any such advances shall be repayable upon demand and shall bear interest at the rate equal to two (2) percentage points above the “Federal Short-Term Rate” as defined in Code section 1274(d)(1)(C)(i) or the maximum rate permitted under applicable law, whichever is less, calculated upon the outstanding principal balance of such advances as of the first day of each month.

5.8.	Liability of Limited Partners

Except as provided in the TBOC, none of the Limited Partners shall be personally liable for any debts, liabilities, contracts or obligations of the Partnership. A Limited Partner shall be liable only to make payments of such Limited Partner’s Capital Contribution pursuant to Section 5.3. Except as provided in the TBOC and Section 5.3, no Limited Partner shall be required to make any further capital contributions or to lend any funds to the Partnership.

5.9.	Return of Capital

Except upon the dissolution of the Partnership or as may be specifically provided in this Agreement, no Partner shall have the right to demand or to receive the return of all or any part of its Capital Account or its contributions to the capital of the Partnership.

6.	ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS OF CASH FLOW AND CERTAIN PROCEEDS

6.1.	Certain Definitions

“Cash Flow” shall mean and refer to the sum of the following:

(i) the taxable income (or loss) of the Partnership for federal income tax purposes as shown on the books of the Partnership for the period for which such determination is being made, excluding taxable income, gain, or loss from any Terminating Capital Transactions, increased by (A) the amount of cost recovery, depreciation, or amortization deductions or similar deductions in lieu thereof deductible by the Partnership in computing such taxable income, and any other non-cash accruals deductible in determining federal taxable income or loss, for such period, and (B) any non-taxable income or receipts of the Partnership for such period (including, without limitation, any amounts received during such period that were included in taxable income in a prior period and the proceeds of any loans to the Partnership) except Capital Contributions to the Partnership pursuant to Section 5; and reduced by (AA) payments from the sum of the foregoing upon the principal of any loan to the Partnership, (BB) expenditures from the sum of the foregoing for the acquisition, improvement, development, or replacement of property not financed through Capital Contributions to the Partnership or any reserves previously set aside by the Partnership for such purposes, and for the payment of items attributable to the acquisition, improvement, development, or replacement of property which are not deductible in determining federal taxable income when paid, (CC) any amounts included in determining gross income for such period that were not received by the Partnership during such period, and (DD) transfers from the sum of the foregoing to reserves for the acquisition, improvement, development, or replacement of property, for the repayment of loans and other indebtedness, for security deposits or other necessary escrows or deposits, and/or to meet anticipated expenses, as the General Partner shall deem to be reasonably necessary in the efficient conduct of the business of the Partnership; plus

(ii) any other funds (including amounts previously set aside as reserves by the General Partner if and to the extent the General Partner no longer regards such reserves as reasonably necessary in the efficient conduct of the business of the Partnership) deemed available for distribution and designated as Cash Flow by the General Partner.

“Net Proceeds of a Capital Transaction” means the proceeds received by the Partnership in connection with a Capital Transaction, after (i) the payment of all costs and terminating expenses of any kind or nature incurred by the Partnership in connection with such Capital Transaction, (ii) the utilization of any such proceeds in connection with the discharge of debts and other obligations of the Partnership (including any loans to the Partnership made by Partners and any accrued but unpaid interest thereon) required or intended (as determined by the General Partner, in its sole and absolute discretion) to be discharged with the proceeds of such Capital Transaction, and (iii) the retention of such proceeds or a portion of such proceeds in connection with creation of or addition to a reserve established pursuant to Section 6.6 (as determined by the General Partner in its sole and absolute discretion). “Net Proceeds of an Interim Capital Transaction” and “Net Proceeds of a Terminating Capital Transaction” mean the amount of Net Proceeds received by the Partnership with respect to an Interim Capital Transaction or a Terminating Capital Transaction, as the case may be.

“Percentage Interests” Percentage Interests of the General Partner and the Limited Partners are as set forth on Schedule A, as amended from time to time.

6.2.	Allocation of Net Income or Net Loss

(a) Subject to Section 6.7, the Net Income of the Partnership, if any, for each Fiscal Year (or portion thereof) shall be allocated to the Partners (after reducing their Capital Accounts for all Cash Flow distributed during such Fiscal Year or to be distributed with respect to such Fiscal Year) as follows and in the following order of priority:

(i) First: To the extent of, and in proportion to, the amount of Cash Flow distributed to them with respect to such Fiscal Year pursuant to Section 6.5;

(ii) Second: To the extent of, and in proportion to, the excess of the aggregate amount of Cash Flow, if any, distributed to each Partner with respect to prior Fiscal Years pursuant to Section 6.5 over the aggregate amount of Net Income allocated to such Partner with respect to prior Fiscal Years pursuant to Section 6.2(a)(i) and this 6.2(a)(ii);

(iii) Third: In the amounts necessary to cause the Partners’ respective Capital Account balances to equal their respective Unrecovered Capital, pro rata, in proportion to such amounts;

(iv) Fourth: In the amounts necessary to cause the Partners’ respective Capital Account balances in excess of their respective Unrecovered Capital to be in the same ratios as their Percentage Interests; and

(v) Fifth: Any remaining Net Income shall be allocated to the Partners, pro rata, in proportion to their Percentage Interests.

(b) Subject to Section 6.7, the Net Loss of the Partnership, if any, for each Fiscal Year during the term of this Agreement shall be allocated to the Partners in proportion to their Percentage Interests.

6.3.	Allocation of Gains and Losses from Capital Transactions

(a) Subject to Section 6.7, any Book Tax Gain of the Partnership resulting from a Capital Transaction shall be allocated as follows and in the following order of priority:

(i) First: To the Partners, if any, with negative balances in their Capital Accounts (after adjusting Capital Accounts for allocations of Net Income or Net Loss as provided in Section 6.2, in proportion to such negative balances, until all such negative balances are increased to zero;

(ii) Second: To the Partners in the amounts necessary to cause the Capital Account balance of each Partner to equal its Unrecovered Capital, in proportion to such amounts;

(iv) Third: To the Partners in the amounts necessary to cause the Capital Account balances of the Partners in excess of the sum of their Unrecovered Capital to be in the same ratios as their Percentage Interests, pro rata in proportion to such amounts; and

(v) Fourth: To the Partners, pro rata, in proportion to their Percentage Interests.

(b) Subject to Section 6.7, any Book Tax Loss of the Partnership resulting from a Capital Transaction shall be allocated to the Partners as follows and in the following order of priority:

(i) First: In the amount of and in proportion to their respective Unrecovered Capital; and

(ii) Second: The balance of such Book Tax Loss, if any, shall be allocated to the Partners in proportion to their Percentage Interests.

6.4.	Allocation of Income and Loss With Respect to Partnership Interests Transferred

If any Partnership Interest is transferred during any Fiscal Year, the Net Income or Net Loss attributable to such Partnership Interest for such Fiscal Year shall be divided and allocated proportionately between the transferor and the transferee based upon the number of days during such calendar year for which each party was the owner of the interest transferred. Notwithstanding any provision herein to the contrary, any Book Tax Gain or Book Tax Loss of the Partnership realized in connection with a Capital Transaction shall be allocated only to Persons who are holders of Partnership Interests as of the date such Capital Transaction occurs.

6.5.	Distributions of Cash Flow

(a) Cash Flow of the Partnership shall be determined for each Fiscal Year. Cash Flow as so determined shall be distributed in cash to the Partners in proportion to their Percentage Interests.

Distributions of Cash Flow made within the first seventy-five (75) days of a subsequent Fiscal Year and designated by the General Partner as made with respect to the immediately prior Fiscal Year shall be considered made with respect to such prior Fiscal Year for purposes of this Section 6.5(a) and Sections 6.2 and 6.3.

(b) Cash Flow, if any, shall be distributed in the sole and absolute discretion of the General Partner.

6.6.	Distribution of Proceeds from Capital Transactions; Liquidation Distributions

(a) The Net Proceeds of an Interim Capital Transaction shall be distributed to the Partners as follows and in the following order of priority:

(i) First: to the extent of and in proportion to their respective Unrecovered Capital; and

(ii) Second: the balance, if any, shall be distributed in accordance with the Partners’ Percentage Interests.

(b) The Net Proceeds of a Terminating Capital Transaction and any other remaining assets of the Partnership to be distributed to the Partners in connection with dissolution and liquidation of the Partnership pursuant to Section 12, after payment of all debts and liabilities of the Partnership (including, without limitation, all amounts owing to a Partner under this Agreement (other than this Section 6) or under any agreement between the Partnership and a Partner entered into by the Partner other than in its capacity as a Partner in the Partnership), the payment of expenses of liquidation of the Partnership, and the establishment of a reasonable reserve (including, without limitation, an amount estimated by the General Partner to be sufficient to pay any amount reasonably anticipated to be required to be paid pursuant to Section 7.7), shall be distributed to the Partners first, pro rata, in proportion to the positive balances, if any, in their respective Capital Accounts and, second, the balance of the Net Proceeds of the Terminating Capital Transaction and the remaining Partnership Assets, if any, shall be distributed to the Partners, pro rata, in accordance with their respective Percentage Interests.

(c) Notwithstanding any provision in this Section 6.6 to the contrary, in the event that the Net Proceeds of the Terminating Capital Transaction are to be paid to the Partnership in more than one installment, each such installment (including any interest thereon) shall be allocated among the Partners in accordance with their respective “Installment Percentages”. The “Installment Percentage” of each Partner shall be (i) the aggregate amount of cash that would have been distributed to that Partner under this Section 6.6 had the Net Proceeds of the Terminating Capital Transaction been paid in one lump sum divided by (ii) the total Net Proceeds that would have been distributed to all of the Partners under that Section.

6.7.	Special Allocation Rules

The following allocation rules shall apply notwithstanding any other provisions of Sections 6.2 and 6.3, and the other provisions of Sections 6.2 and 6.3 shall be applied only after giving effect to the following rules. In the event there is a conflict between any of the following rules, the earlier listed rule shall govern.

(a) If in any Fiscal Year there is a net increase during such year in the amount of Minimum Gain attributable to Partner Nonrecourse Debts, the Partner(s) that bear the economic risk of loss with respect thereto (within the meaning of Regulations section 1.704-1T(b)(4)(iv)(k)(1)) shall be specially allocated items of Partnership loss or deduction in an amount equal to the excess of (i) the amount of such net increase, over (ii) the aggregate amount of any distributions during such Fiscal Year to such Partner(s) of the proceeds of such debt that are allocable to such increase in Minimum Gain. Items to be so allocated shall be determined in accordance with Regulations section 1.704-1T(b)(4)(iv)(h).

(b) If in any Fiscal Year there is a net decrease in the Partnership’s Minimum Gain attributable to Nonrecourse Liabilities during such Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to the greater of the following:

(i) the portion of such Partner’s share of the net decrease in such Minimum Gain during such Fiscal Year (as such share is determined pursuant to Regulations section 1.704-1T(b)(4)(iv)(f)) that is allocable to the disposition of Partnership property subject to one or more Nonrecourse Liabilities (as such allocable portion is determined pursuant to Regulations section 1.704-1T(b)(4)(iv)(e)(2)); or

(ii) such Partner’s Excess Negative Balance at the end of such Fiscal Year (determined before any allocation for such Fiscal Year of any items of income, gain, loss, or deduction described in section 705(a)(2)(B) of the Code).

Items to be so allocated shall be determined and the allocation made in accordance with Regulations section 1.704-1T(b)(4)(iv)(e).

(c) If in any Fiscal Year there is a net decrease in the Partnership’s Minimum Gain attributable to Partner Nonrecourse Debts during such Fiscal Year, the Partner(s) that bear the economic risk of loss with respect to such Partner Nonrecourse Debts (within the meaning of Regulations section 1.704-1T(b)(4)(iv)(k)(1)) shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to the greater of the following:

(i) the net decrease in such Minimum Gain during such Fiscal Year that is allocable to the disposition of Partnership property subject to one or more Partner Nonrecourse Debts (as such allocable portion is determined pursuant to Regulations section 1.704-1T(b)(4)(iv)(h)(6)); or

(ii) such Partner’s (Partners’) Excess Negative Balance at the end of such Fiscal Year (determined before any allocation for such Fiscal Year of any items of income, gain, loss, or deduction described in section 705.1(2)(B) of the Code).

Items to be so allocated shall be determined and the allocation made in accordance with Regulations section 1.704-1T(b)(4)(iv)(h)(6).

(d) For purposes of allocating Partnership Nonrecourse Liabilities among the Partners pursuant to Regulations section 1.752-1T(a)(2)(i), the respective interests of the Partners in Partnership profits shall be equal to their respective Percentage Interests.

(e) A Partner shall not be allocated any amount of deduction or loss (including Net Loss and Book Tax Loss) to the extent such allocation would give rise to or increase an Excess Negative Balance in such Partner’s Capital Account.

(f) In the event a Partner receives with respect to a Fiscal Year an adjustment, allocation, or distribution described in subparagraphs (4), (5), and (6) of Regulations section 1.704-1(b)(2)(ii)(d) that results in such Partner having an Excess Negative Balance in its Capital Account, such Partner shall be allocated for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) items of income or gain in an amount and manner sufficient to eliminate such Excess Negative Balance as promptly as possible, as provided in Regulations section 1.704-1(b)(2)(ii)(d).

(g) In the event that any fees, interest, or other amounts paid to a Partner or affiliate of a Partner pursuant to the Agreement or to any agreement between the Partnership and the Partner or affiliate providing for the payment of such amounts, and deducted by the Partnership, whether in reliance on sections 162, 163, 707(a), and/or 707(c) of the Code or otherwise, on its federal income tax return are disallowed as deductions to the Partnership in or with respect to the Fiscal Year for which such amounts are claimed and are treated as Partnership distributions, then:

(i) the Net Income or Net Loss, as the case may be, for the Fiscal Year in or with respect to which such fees, interest, or other amounts were paid shall be increased or decreased, as the case may be, by the amount of such deduction that is so disallowed and treated as a Partnership distribution; and

(ii) there shall be allocated to the Partner who received (or whose affiliate received) such payments, prior to the allocations pursuant to Sections 6.2(a) and 6.2(b), an amount of gross income of the Partnership for the Fiscal Year in or with respect to which such claimed deduction was disallowed, equal to the amount of such deduction that was so disallowed and treated as a Partnership distribution.

(h) Except as otherwise specifically provided in this Agreement and as provided in the next sentence below, the distributive share of a Partner of each specific deduction and item of income, gain, loss, and credit of the Partnership for federal income tax purposes for any Fiscal Year shall be the same as such Partner’s proportionate share (determined as set forth in Section 6.2 and 6.3) of Net Income, Net Loss, Book Tax Gain, or Book Tax Loss, as the case may be, for such Fiscal Year. Notwithstanding the foregoing, any income recognized pursuant to sections 1245 and 1250 of the Code and any investment credit recapture recognized pursuant to section 47 of the Code shall be allocated among the Partners in the same proportions as the depreciation deductions and investment credits giving rise to such income or recapture were allocated among such Partners and their respective predecessors in interest.

(i) It is the intent of the Partners that each Partner’s distributive share of income, gain, loss, and credit (or items thereof) shall be determined and allocated in each Fiscal Year in accordance with this Section 6.7 to effect the distributions in the manner contemplated by Sections 6.5 and 6.6 to the extent permitted by Code section 704(b) and the applicable Regulations. In order to achieve the contemplated distributions provided for in Sections 6.5 and 6.6, the General Partner is authorized and directed to allocate income, gain, loss, and credit (or items thereof) with respect to any Fiscal Year in a manner different from that otherwise provided for in this Section 6.7 if, and to the extent that, allocating income, gain, loss, and credit (or items thereof) in a manner provided for in this Section 6.7 either would not achieve the intended economic result desired by the Partners or would not be respected under Code section 704(b) (referred to as a “new allocation”). The General Partner is authorized to make a new allocation under this Section 6.7(i) only after having determined both (i) that the new allocation either more accurately effects the distributions contemplated by the Partners as set forth in Section 6.5 and 6.6 or is not inconsistent with those distributions and (ii) that the new allocation will not have a material adverse effect on the economic interests of the Partners (including, without limitation, causing them to recognize income that they would not otherwise be required to recognize or to lose the benefit of deductions that they otherwise would have been permitted to recognize). New allocations by the General Partner in accordance with this Section 6.7(i) shall not require the consent of the other Partners.

6.8.	Contributed Property; Revaluations Pursuant to Section 704(b) Regulations

In the event that any property contributed to the Partnership or revalued pursuant to the provisions of Regulations section 1.704-1(b)(2)(iv)(f) has a Carrying Value that differs from the Adjusted Basis of such property at the time of its contribution or revaluation, any income, depreciation, gain, or loss with respect to such property shall, solely for tax purposes, be allocated among the Partners in a manner that takes such difference into account and is consistent with Code section 704(c), the Regulations thereunder, and Regulations section 1.704-1(b)(2)(iv)(f)(4), 1.704-1(b)(2)(iv)(g), and 1.704-1(b)(4)(i). The allocations made pursuant to this Section 6.8 shall be made solely for tax purposes and shall not affect or in any way be taken into account in computing any Partner’s Capital Account or share of Net Income, Net Loss, Book Tax Gain, Book Tax Loss, or other allocations or distributions under this Agreement.

6.9.	Withholding Taxes and Reporting Obligations.

(a) The Partnership is authorized and directed to withhold from or pay on behalf of any Partner the amount of federal, state, local, or foreign taxes that General Partner reasonably determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be paid by the Partnership pursuant to section 1441, 1442, 1445, or 1446 of the Code. Any amount so withheld or paid on behalf of a Partner shall constitute an advance by the Partnership to such Partner that shall be secured by the Partner’s Partnership Interest. An advance to a Partner pursuant to this Section 6.9(a) shall be repaid to the Partnership, in whole or in part, as reasonably determined by General Partner in its sole discretion, either (i) out of any distributions from the Partnership which the Partner may be or become entitled to receive, or (ii) by the Partner in cash upon demand by the Partnership.

(b) The Partners agree to cooperate fully with all efforts of the Partnership to comply with its tax withholding and information reporting obligations and to provide the Partnership with such information as General Partner may reasonably request from time to time in connection with such obligations. Any Partner or permitted transferee of a Partnership Interest that fails to comply with this Section 6.9(b) shall be liable to the Partnership for the amount of any taxes, penalties, and interest for which the Partnership becomes liable as a result of any such failure.

7.	MANAGEMENT

7.1.	Management and Control of Partnership Business

Except as otherwise expressly provided or limited by the provisions of this Agreement, the General Partner shall have full, exclusive, and complete discretion to manage and control the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership, and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Partnership as set forth herein. The General Partner shall use reasonable efforts to carry out the purposes of the Partnership and shall devote to the management of the business and affairs of the Partnership such time as the General Partner, in its reasonable discretion, shall deem to be reasonably required for the operation thereof. Except as otherwise expressly set forth in this Agreement, the Limited Partners shall not have any authority, right, or power to bind the Partnership, or to manage or control, or to participate in the management or control of, the business and affairs of the Partnership in any manner whatsoever.

7.2.	Powers of General Partner

Subject to the limitations of Section 7.4, the General Partner (acting on behalf of the Partnership) shall have the right, power, and authority, in the management of the business and affairs of the Partnership, to do or cause to be done any and all acts, at the expense of the Partnership, deemed by the General Partner to be necessary or appropriate to effectuate the purposes of the Partnership. The power and authority of the General Partner pursuant to this Agreement shall be liberally construed to encompass all acts and activities in which a partnership may engage under the TBOC. The power and authority of the General Partner shall include, without limitation, the power and authority on behalf of the Partnership:

(a) to do any acts or things that the Partnership has power to do pursuant to Section 3.3;

(b) to purchase and maintain, in its sole and absolute discretion and at the expense of the Partnership, liability, indemnity, and any other insurance, sufficient to protect the Partnership, the General Partner, its officers, directors, employees, agents, and Affiliates, or any other Person, from those liabilities and hazards which may be insured against in the conduct of the business and the management of the business and affairs of the Partnership;

(c) to make, execute, assign, acknowledge, and file on behalf of the Partnership any and all documents or instruments of any kind which the General Partner may deem necessary or appropriate in carrying out the purposes of the Partnership, including, without limitation, powers or attorney, agreements of indemnification, sales contracts, deeds, options, loan obligations, mortgages, deeds of trust, notes, documents, or instruments of any kind or character, and amendments thereto (and no Person dealing with the General Partner shall be required to determine or inquire into the authority or power of the General Partner to bind the Partnership or to execute, acknowledge, or deliver any and all documents in connection therewith); and

(d) To possess and exercise any additional rights and powers of a general partner under the partnership laws of Texas (including, without limitation, the TBOC) and any other applicable laws, to the extent not inconsistent with this Agreement.

7.3.	Power of Attorney

In furtherance of the foregoing, each of the Limited Partners hereby irrevocably makes, constitutes and appoints and empowers the General Partner, and the President, any Vice President and the Treasurer of the General Partner, and any successor of the General Partner as general partner of the Partnership acting singly or jointly, in each case with full power of substitution, such Limited Partner’s true and lawful agent and attorney-in-fact to negotiate, execute, acknowledge, deliver and file, on behalf of each such Limited Partner, any and all amendments, agreements, contracts, applications and other instruments which the General Partner shall deem necessary or appropriate to carry out the purposes and terms of this Agreement. Subject to the provisions of this Agreement, all decisions made and actions taken on behalf of the Partnership by the General Partner shall be binding upon the Partnership.

7.4.	Limitation on Authority of the General Partner

Notwithstanding anything in this Agreement to the contrary, the General Partner shall not without the prior written consent of the holders of a majority of the Percentage Interests of the Limited Partners cause or permit the Partnership to:

(a) dissolve or terminate and wind-up the affairs of the Partnership, except as provided in Section 12;

(b) merge or consolidate with any other partnership or other entity; or

(c) sell, assign, lease or otherwise dispose of all or substantially all of the Partnership Assets.

7.5.	Other Activities of Partners

Any Partner may have other business interests or may engage in other business ventures of any nature or description whatsoever, whether currently existing or hereafter created, and may compete, directly or indirectly, with the business of the Partnership. No Partner or Affiliate thereof shall incur any liability to the Partnership as a result of such Partner’s or Affiliate’s pursuit of such other business interest, venture or competitive activity, and neither the Partnership nor the other Partners shall have any right to participate in such other business ventures or to receive or share in any income or profits derived therefrom.

7.6.	Transactions with General Partner or Affiliates

The Partnership is expressly permitted in the normal course of its business to enter into transactions with the General Partner or with any Affiliate of the General Partner provided that the price and other terms of such transactions are fair to the Partnership and that the price and other terms of such transactions are not less favorable to the Partnership than those generally prevailing with respect to comparable transactions between unrelated parties.

7.7.	Liability of General Partner and Affiliates to Partnership and Limited Partners

Neither the General Partner nor any of its Affiliates shall be liable to the Partnership or to the Limited Partners for any losses sustained or liabilities incurred as a result of any act or omission of any of such Persons, if (i) such Person acted in good faith and in a manner it believed to be in, or not opposed to, the interests of the Partnership, and (ii) the conduct of such Person did not constitute actual fraud or willful misconduct.

7.8.	Indemnification of the General Partner

The Partnership shall indemnify and hold harmless the General Partner and its Affiliates from and against any and all claims, demands, costs, liabilities, damages, losses and expenses of any nature whatsoever (including attorneys’ fees and disbursements), arising out of or incidental to the business of the Partnership or any act or omission of the General Partner or its Affiliates in connection therewith or related thereto, except where such claim is based on the actual fraud or willful misconduct of the General Partner or its Affiliates. The indemnification rights of the General Partner and its Affiliates set forth in this Section 7.8 shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the General Partner or its Affiliates shall be entitled, whether pursuant to the provisions of this Agreement, at law or in equity.

7.9.	No Management by Limited Partners

No Limited Partner shall take part in the day-to-day management, operation or control of the business and affairs of the Partnership or have any right, power, or authority to act for or on behalf of or to bind the Partnership or transact any business in the name of the Partnership. The Limited Partners shall have no rights other than those specifically provided herein or granted by law where consistent with a valid provision hereof. In the event any laws, rules or regulations applicable to the Partnership, or to its sale or issuance of interests in the Partnership, require a Limited Partner, or any group or class thereof, to have certain rights, options, privileges or consents not granted by the terms of this Agreement, then such Limited Partners shall have and enjoy such rights, options, privileges and consents so long as (but only so long as) the existence thereof does not result in a loss of the limitation on liability enjoyed by the Limited Partners under the TBOC or the applicable laws of any other jurisdiction.

8.	COMPENSATION OF GENERAL PARTNER; PAYMENT OF PARTNERSHIP EXPENSES

8.1.	Compensation to General Partner

The General Partner shall not receive any compensation from the Partnership for services rendered in its capacity as a general partner of the Partnership.

8.2.	Partnership Expenses

The Partnership shall bear all costs and expenses incurred in connection with the management and operation of the business and affairs of the Partnership and in carrying out the purposes of the Partnership. In the event that the General Partner at any time or from time to time advances its own funds to pay any such costs or expenses, it shall be entitled to reimbursement of such funds from the Partnership promptly upon demand.

9.	BANK ACCOUNTS; BOOKS AND RECORDS; STATEMENTS; TAXES; FISCAL YEAR

9.1.	Bank Accounts

All funds of the Partnership shall be deposited in its name in such checking and savings accounts, time deposits or certificates of deposit, or other accounts at such banks, as shall be designated by the General Partner from time to time, and the General Partner shall arrange for the appropriate conduct of such account or accounts.

9.2.	Books and Records

The General Partner shall keep, or cause to be kept, accurate, full and complete books and accounts showing assets, liabilities, income, operations, transactions and the financial condition of the Partnership. For any proper purpose, the Limited Partners, or their respective designees, shall have access thereto at any reasonable time during regular business hours and shall have the right to copy said records at their expense.

9.3.	Financial Statements and Information

The General Partner shall provide to the Limited Partners such reports and information concerning the business and affairs of the Partnership as may be required by the TBOC or by any other law or regulation of any regulatory body applicable to the Partnership.

9.4.	Accounting Decisions

All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the General Partner.

9.5.	Where Maintained

The books, accounts and records of the Partnership at all times shall be maintained at the Partnership’s principal office or, at the option of the General Partner, at the principal place of business of the General Partner.

9.6.	Tax Returns

The General Partner shall, at the expense of the Partnership, cause to be prepared and, upon request of the Limited Partners, delivered to the Limited Partners, in a timely fashion after the end of each Fiscal Year, all federal and state income tax returns for the Partnership for such Fiscal Year, one copy of which shall be filed by the General Partner. Such returns shall accurately reflect the results of operations of the Partnership for such Fiscal Year. The General Partner is designated as the “tax matters partner” (as defined in the Code) of the Partnership and is authorized and required to represent the Partnership (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by any federal, state, or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Partnership for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner in connection with the conduct of such proceedings; provided, however, that in no event shall any Limited Partner be required to do or refrain from doing anything which would cause such Limited Partner to be deemed a general partner of the Partnership.

9.7.	Federal Income Tax Elections

If there is a distribution of any Partnership Assets or other property as described in section 734 of the Code, or if there is a transfer of an interest in the Partnership as described in section 743 of the Code, then, upon the request of any Partner, the General Partner may, in its sole and absolute discretion cause the Partnership to file a Section 754 Election.

9.8.	Fiscal Year

The Fiscal Year of the Partnership for financial and Federal, state and local income tax purposes shall be determined by the General Partner and the General Partner shall have authority to change the beginning and ending dates of the Fiscal Year if the General Partner, in its sole and absolute discretion, deems such change to be necessary or appropriate to the business of the Partnership.

10.	TRANSFER OF INTERESTS

10.1.	Transfer

(a) The term “transfer”, when used in this Section 10 with respect to a Partnership Interest, shall include any sale, assignment, gift, pledge, hypothecation, mortgage, exchange, or other disposition, except that such term shall not include any pledge, mortgage, or hypothecation of or granting of a security interest in a Partnership Interest in connection with any financing obtained on behalf of the Partnership.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Section 10. Any transfer or purported transfer of any Partnership Interest not made in accordance with this Section 10 shall be null and void.

10.2.	Transfer of Interest of General Partner

If the General Partner desires to sell or transfer all or any portion of such General Partner’s Partnership Interest as a general partner to a Person who is not a General Partner, such transfer shall be permitted if (and only if):

(a) such transfer (i) would not violate the then applicable Federal and state securities laws and rules and regulations of the Securities and Exchange Commission, state securities commissions and any other governmental authorities with jurisdiction over such disposition, (ii) would not result in the Partnership being classified for federal income tax purposes as an “association taxable as a corporation” rather than as a partnership, (iii) would not prejudice or affect the continuity of the Partnership for the purposes of section 708 of the Code, and (iv) would not affect the Partnership’s existence as a limited partnership under the TBOC; and

(b) a successor General Partner is admitted to the Partnership in accordance with Section 11.2.

10.3.	Transfer of Interest of Limited Partner

If a Limited Partner desires to transfer all or any portion of its Partnership Interest as a limited partner such transfer shall be permitted if (and only if):

(a) such transfer (i) would not violate the then applicable federal and state securities laws and rules and regulations of the Securities and Exchange Commission, state securities commissions and any other governmental authorities with jurisdiction over such disposition, (ii) would not result in the Partnership being classified for federal income tax purposes as an “association taxable as a corporation” rather than as a partnership, (iii) would not prejudice or affect the continuity of the Partnership for the purposes of section 708 of the Code, and (iv) would not affect the Partnership’s existence as a limited partnership under the TBOC; and .

(b) the transferee is admitted as a limited partner of the Partnership in accordance with Section 11.1.

11.	ADMISSION OF ADDITIONAL PARTNERS; WITHDRAWAL OF PARTNERS

11.1.	Admission of Additional Limited Partners

(a) Following the formation of the Partnership, additional Limited Partners may be admitted to the Partnership at such times as the General Partner may determine, subject to Section 11.1(b).

(b) No Person shall have the right to become a Limited Partner unless:

(i) the General Partner consents in writing to the admission of such Person as a Limited Partner;

(ii) such Person accepts and agrees in writing to be bound by all of the terms and provisions of the Agreement; and

(iii) such Person (and, in the case of the transfer of any Partnership Interest of a Limited Partner pursuant to Section 10.3, the transferor Limited Partner) executes and delivers such other instruments as the General Partner reasonably deems necessary or appropriate to effect, and as a condition to, such action, including, without limitation, amendments to this Agreement and to the Certificate or any other instrument filed with the State of Texas or any other state.

11.2.	Admission of a Successor General Partner

A transferee of all or any portion of the Partnership Interest of the General Partner pursuant to Section 10.2 shall be admitted to the Partnership as a General Partner (in the place, in whole or in part, of the transferor or former General Partner), effective as of the date that an amendment of the Certificate, adding the name of such successor General Partner and other required information, is recorded pursuant to Section 2.1 (which date, in the event the successor General Partner is in the place in whole of the transferor or former General Partner, shall be contemporaneous with the withdrawal of such transferor or former General Partner), and upon receipt by the Partnership of all of the following:

(a) the successor General Partner’s acceptance of, and agreement to be bound by, all of the terms and provisions of this Agreement, in form and substance satisfactory to the Partnership;

(b) evidence of the authority of such successor General Partner to become a General Partner and to be bound by all of the terms and conditions of the Agreement;

(c) the written agreement of the successor General Partner to continue the business of the Partnership in accordance with the terms and provisions of the Agreement; and

(d) such other documents or instruments as may be required in order to effect the admission of the successor General Partner as a General Partner under this Agreement.

11.3.	Withdrawal of General Partner

The General Partner may withdraw from the Partnership only upon a transfer of all of such General Partner’s Partnership Interest as a General Partner in accordance with Section 10. The General Partner shall have no liability to the Partnership or the Partners on account of any withdrawal in accordance with the terms of this Section 11.3.

11.4.	Withdrawal of Limited Partner

A Limited Partner may withdraw from the Partnership at any time upon a transfer of all of such Limited Partner’s Partnership Interest as a Limited Partner in accordance with Section 10.

11.5.	Removal of General Partner

(a) The General Partner may be removed as a general partner of the Partnership (i) for “cause” (as hereinafter defined), upon the affirmative vote of Limited Partners whose Percentage Interests represent more than 50% of the total Percentage Interests of all Limited Partners, or (ii) for any reason upon the affirmative vote of Limited Partners whose Percentage Interests represent more than 75% of the total Percentage Interests of all Limited Partners. Any such action by the Limited Partners must also provide for the election of a successor General Partner and shall become effective only upon the admission of the successor General Partner pursuant to Section 11.2. As used herein, “cause” shall mean actual fraud or willful misconduct.

(b) Written notice of removal of the General Partner pursuant to this Section 11.5 shall be provided to the General Partner in the manner provided in Section 13.2.

(c) Notwithstanding Section 11.5(a), the General Partner may not be removed pursuant to Section 11.5(a) until such time as the Partnership shall have received an opinion of legal counsel that the removal (i) may be taken without the concurrence of all Partners, (ii) would not cause the loss of limited liability of the Limited Partners under this Agreement, and (iii) would not cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes.

(d) In the event the General Partner is removed pursuant to this Section 11.5, within 120 days after the day on which such withdrawal becomes effective:

(i) if the General Partner had a positive balance in its Capital Account as of the effective date of its withdrawal, it shall be entitled to receive cash in an amount equal to such positive balance; or

(ii) if the General Partner had a negative balance in its Capital Account as of the effective date of its withdrawal, it shall be required to pay to the Partnership an amount equal to such negative balance.

12.	DISSOLUTION AND LIQUIDATION

12.1.	No Dissolution

The Partnership shall not be dissolved or terminated by the admission of additional Partners.

12.2.	Events Causing Dissolution

The Partnership shall be dissolved and terminated and its affairs wound up upon the occurrence of any of the following events:

(a) The election in writing of the General Partner and the holders of 66-2/3% of the Percentage Interests of the Limited Partners to dissolve and wind up the affairs of the Partnership;

(b) The sale or other disposition by the Partnership of all or substantially all of the Partnership Assets and the collection of all amounts derived from any such sale other disposition, including all amounts payable to the Partnership under any promissory notes or other evidences of indebtedness taken by the Partnership in connection with such sale or other disposition (unless the General Partner shall elect to distribute such indebtedness to the Partners in liquidation);

(c) the “Bankruptcy” (as hereinafter defined) of the General Partner; or

(d) The occurrence of any event that, under the TBOC, would cause the winding up, dissolution or termination of the Partnership or that would make it unlawful for the business of the Partnership to be continued.

For the purposes of this Agreement, the term “Bankruptcy” shall mean, and the General Partner shall be deemed “Bankrupt” upon, (i) the entry of a decree or order for relief of the General Partner by a court of competent jurisdiction in any involuntary case involving the General Partner under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other similar agent for the General Partner or for any substantial part of the General Partner’s assets or property; (iii) the ordering of the winding up or liquidation of the General Partner’s affairs; (iv) the filing with respect to the General Partner of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 90 days or which is dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law); (v) the commencement by the General Partner of a voluntary case under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (vi) the consent by the General Partner to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar agent for the General Partner or for any substantial part of the General Partner’s assets or property; (vii) the making by the General Partner of any general assignment for the benefit of creditors; or (viii) the failure by the General Partner generally to pay its debts as such debts become due.

12.3.	Right to Continue Business of Partnership

Upon an event described in Sections 12.2(c) or 12.2(d) (but not an event described in Section 12.2(d) that makes it unlawful for the business of the Partnership to be continued), the Partnership thereafter shall be dissolved, liquidated and terminated unless, within 90 days after the event described in any of such Sections, an election to continue the business of the Partnership shall be made in writing by all remaining Partners. If such an election to continue the Partnership is made, then:

(a) if the General Partner is “Bankrupt” (as defined in Section 12.2(c) or has been removed or has withdrawn from the Partnership, the remaining Limited Partners shall appoint a successor General Partner and the Partnership Interest of the General Partner shall be transferred to such successor General Partner in the manner provided in Section 10.2;

(b) the Partnership shall continue until another event causing dissolution or termination in accordance with this Section 12 shall occur; and

(c) all necessary steps shall be taken to amend this Agreement and the Certificate to reflect the continuation of the business of the Partnership.

12.4.	Dissolution

Except as otherwise provided in Section 12.3, upon the dissolution of the Partnership, the Partnership shall be terminated in accordance with the provisions of the TBOC, and the General Partner (or other Person responsible for winding up the affairs of the Partnership) shall promptly notify the Partners of such dissolution and termination.

12.5.	Liquidation

(a) Upon the dissolution of the Partnership, the General Partner (or other Person responsible for winding up the affairs of the Partnership) shall proceed without any unnecessary delay to sell or otherwise liquidate the Partnership Assets and pay or make due provision for the payment of all debts, liabilities and obligations of the Partnership.

(b) After adequate provision has been made for the payment of all debts, liabilities and obligations of the Partnership, the General Partner (or other Person responsible for winding up the affairs of the Partnership) shall distribute the net liquidation proceeds and any other liquid assets of the Partnership to the Partners in accordance with Section 6.6.

12.6.	Reasonable Time for Winding Up

A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 12.5 in order to minimize any losses otherwise attendant upon such a winding up.

12.7.	Termination of Partnership

Except as otherwise provided in this Agreement, the Partnership shall terminate when all of the assets of the Partnership shall have been converted into cash, the net proceeds therefrom, as well as any other liquid assets of the Partnership, after payment of or due provision for the payment of all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners as provided for in Sections 6.6 and 12.5 hereof, and the Partnership shall have been terminated in the manner required by the TBOC.

13.	MISCELLANEOUS PROVISIONS

13.1.	Additional Actions and Documents

Each of the Partners hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use best efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the closing of the transactions contemplated by this Agreement.

13.2.	Notices

All notices, demands, requests or other communications which may be or are required to be given, served, or sent by a Partner or the Partnership pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telex or facsimile transmission, addressed as follows:

(i)	If to the General Partner:

Dell Federal Systems GP L.L.C.

One Dell Way

Round Rock, Texas 78682

Attention: Janet B. Wright

(ii)	If to a Limited Partner:

At the address specified for such Limited Partner in Schedule A

(ii)	If to the Partnership:

Dell Federal Systems GP L.L.C.

One Dell Way

Round Rock, Texas 78682

Attention: Janet B. Wright

Each Partner and the Partnership may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above, shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee (with an affidavit of personal delivery, the return receipt, the delivery receipt, or (with respect to a telex) the answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

13.3.	Severability

The invalidity of any one or more provision hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.

13.4.	Survival

It is the express intention and agreement of the Partners that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

13.5.	Waivers

Neither the waiver by a Partner of a breach of or a default under any of the provisions of this Agreement, nor the failure of a Partner, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder.

13.6.	Exercise of Rights

No failure or delay on the part of a Partner or the Partnership in exercising any right, power or privilege hereunder and no course of dealing between the Partners or between a Partner and the Partnership shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a Partner or the Partnership would otherwise have at law or in equity or otherwise.

13.7.	Binding Effect

Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Partners and their respective heirs, devises, executors, administrators, legal representatives, successors and assigns.

13.8.	Limitation on Benefits of this Agreement

It is the explicit intention of the Partners that no Person other than the Partners and the Partnership is or shall be entitled to bring any action to enforce any provision of this Agreement against any Partner or the Partnership, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Partners (or their respective successors and assigns as permitted hereunder) and the Partnership.

13.9.	Amendment Procedure

(a) This Agreement may be modified or amended by the General Partner, without the consent or approval of the Limited Partners: (i) to cure any ambiguity, to correct or supplement any provision herein which would be inconsistent with any other provision herein, or to make any other provision with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; (ii) to delete or add any provision of this Agreement required to be so deleted or added by any federal agency or by a state “Blue Sky” commissioner or similar official, which addition or deletion is deemed by such agency or official to be for the benefit or protection of the Limited Partners; (iii) to admit additional Limited Partners pursuant to Section 11.1; or (iv) to bring the Partnership or its operations into compliance with the Code; provided however, that no amendment shall be adopted pursuant to this Section 13.9 unless the adoption thereof (A) is not adverse to the interest of the Limited Partners; (B) does not affect the method of distribution of cash or allocation of net profits or net losses provided in Section 6 among the Limited Partners or between the Limited Partners and the General Partner; and (C) does not affect the limited liability of the Limited Partners contemplated by this Agreement or the status of the Partnership as a partnership for federal income tax purposes. The power of attorney granted pursuant to Section 7.3 may be used by the General Partner to execute on behalf of a Limited Partner any document evidencing or effecting an amendment adopted in accordance with this Section 13.9.

(b) This Agreement also may be modified or amended with the written consent of the General Partner and of the holders of a majority of the Percentage Interests held by the Limited Partners; provided however, that any modification or amendment which would (i) increase the amount of Capital Contributions payable by the Limited Partners, (ii) affect the rights of the Partners under Section 6, or (iii) amend Section 5, Section 6, Section 12, or this Section 13.9, shall require the written consent of all the Partners.

13.10.	Entire Agreement

This Agreement (including the Schedules hereto) contains the entire agreement among the Partners with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein.

13.11.	Pronouns

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person may require.

13.12.	Headings

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

13.13.	Governing Law

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas (but not including the choice of law rules thereof).

13.14.	Execution in Counterparts

To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.

GENERAL PARTNER:
Dell Federal Systems GP L.L.C.

/s/ Janet B. Wright
By:	Janet B. Wright
Title:	Vice President and Assistant Secretary

LIMITED PARTNER:
Dell Federal Systems LP L.L.C.

/s/ Janet B. Wright
By:	Janet B. Wright
Title:	Vice President and Assistant Secretary

SCHEDULE A

	Capital Contribution	Percentage Interests
General Partner:
Dell Federal Systems GP L.L.C. One Dell Way Round Rock, Texas 78682	$1	1%
Limited Partner:
Dell Federal Systems LP L.L.C. One Dell Way Round Rock, Texas 78682	$999	99%

First Amendment to the

Amended and Restated Limited Partnership Agreement of

Dell Federal Systems L.P.

This First Amendment to the Amended and Restated Limited Partnership Agreement (this “First Amendment”) of Dell Federal Systems L.P., a Texas limited partnership, is made as of August 17, 2016 (the “Effective Date”), by and between Dell Federal Systems GP L.L.C., a Delaware limited liability company (the “General Partner”), and Dell Federal Systems LP L.L.C., a Delaware limited liability company (the “Limited Partner” and, together with the General Partner, the “Partners”). Capitalized terms not defined herein shall have the meanings given to them in the Partnership Agreement (as defined in the recitals below).

WHEREAS, the Partners entered into that certain Amended and Restated Limited Partnership Agreement of Dell Federal Systems LP, as of April 18, 2013 (the “Partnership Agreement”), for the purposes and consideration therein expressed;

WHEREAS, pursuant to Section 13.9(b) of the Partnership Agreement, the Partnership Agreement may be amended by written consent of the Partners; and

WHEREAS, the Partners wish to amend the Partnership Agreement as set forth below.

NOW, THEREFORE, the Partners consent and agree that the Partnership Agreement is hereby amended as follows:

1.	Amendments.

1.1	Amendment of Section 7.6.

The Partners hereby consent and agree that the existing Section 7.6 of the Partnership Agreement is deleted in its entirety and replaced with the following new Section 7.6:

“7.6.	Transactions with General Partner or Affiliates

The Partnership is expressly permitted in the normal course of its business to enter into transactions with the General Partner or with any Affiliate of the General Partner; provided that the price and other terms of such transactions are fair to the Partnership and that the price and other terms of such transactions are not less favorable to the Partnership than those generally prevailing with respect to comparable transactions between unrelated parties; provided, further, that the foregoing proviso shall not apply to any financing arrangements entered into by the Partnership with the General Partner or any of its Affiliates (including, without limitation, any guarantee by the Partnership of any obligations of the General Partner or any of its Affiliates or any pledge, assignment, hypothecation, mortgage, lien, security interest or encumbrance granted by the Partnership over any of its assets or other properties to secure such obligations).”

1.2	Amendment of Section 10.2(b).

The Partners hereby consent and agree that the existing Section 10.2(b) of the Partnership Agreement is deleted in its entirety and replaced with the following new Section 10.2(b):

“(b) a successor General Partner is admitted to the Partnership in accordance with Section 11.2; provided that this Section 10.2(b) shall not apply to any transfer that is a pledge, hypothecation, mortgage or a grant of a security interest in a Partnership Interest.”

2. Effect on Agreement. Upon execution of this First Amendment, each reference in the Partnership Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import, and each similar reference in any document related thereto, or executed in connection therewith, shall mean and be a reference to the Partnership Agreement as amended by this First Amendment, and the Partnership Agreement and this First Amendment shall be read together and construed as one single instrument. This First Amendment is intended to amend the Partnership Agreement. Except as specifically set forth herein, all other terms and conditions of the Partnership Agreement shall remain in full force and effect without modification.

3. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of Texas without regard to otherwise governing principles of conflicts of law.

4. Counterparts. This First Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this First Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Partners, intending to be legally bound, have executed this First Amendment as of the Effective Date.

GENERAL PARTNER:

Dell Federal Systems GP L.L.C.

By:	/s/ Janet B. Wright
Name:	Janet B. Wright
Title:	Vice President & Assistant Secretary

LIMITED PARTNER:

Dell Federal Systems LP L.L.C.

By:	/s/ Janet B. Wright
Name:	Janet B. Wright
Title:	Vice President & Assistant Secretary

SIGNATURE PAGE TO FIRST AMENDMENT TO

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF DELL FEDERAL SYSTEMS L.P.